EXHIBIT 99.1


                                                           FOR IMMEDIATE RELEASE

BROWN-FORMAN TO ACQUIRE LEADING TEQUILA BUSINESS

COMPANY TO ADD HERRADURA AND EL JIMADOR BRANDS AND A STRONG SALES, DISTRIBUTION, AND PRODUCTION PLATFORM IN MEXICO

   AUGUST 28, 2006, LOUISVILLE, KY - Brown-Forman Corporation announced today that it has reached agreement with Pablo Romo de la Pena and Jose Guillermo Romo de la Pena, owners of Grupo Industrial Herradura, S.A. de C.V. (Casa Herradura), to purchase substantially all of their 136-year-old company's related assets for $876 million dollars.

   Under terms of the agreement, Brown-Forman will acquire Herradura and El Jimador tequilas and the New Mix tequila-based ready-to-drink brand. Other important assets included in the purchase are tequila production facilities and a sales and distribution organization in Mexico, which operates across all major channels of business. Casa Herradura, with approximately 1,100 employees, reported net sales during calendar year 2005 of approximately $200 million, while generating operating margins comparable to Brown-Forman's.

   Tequila Herradura, one of the top-selling super-premium tequilas in Mexico, enjoys a strong reputation for authenticity, quality, exceptional taste, and heritage. Herradura's quality has been recognized on the global stage, as reflected in the double gold medals awarded at both the 2004 and 2006 World Spirits competitions in San Francisco. The El Jimador brand is one of Mexico's best-selling premium tequilas and has been growing rapidly in the U.S. over the last few years.


                                     (more)

   Approximately 380 thousand nine-liter cases of the super-premium Tequila Herradura were sold worldwide in calendar year 2005, of which about 70 thousand were in the U.S. Nearly 1.4 million nine-liter cases of the premium El Jimador tequila were sold worldwide last year, of which 150 thousand were in the U.S., where the brand has experienced strong double-digit growth over the last four years. The New Mix brand sold approximately four million nine-liter cases in 2005, all in Mexico.

   "In Herradura and El Jimador, we are acquiring two strong brands competing at the super-premium and premium levels in the world's largest tequila markets - the U.S. and Mexico," said Brown-Forman Chief Executive Officer Paul C. Varga. "While Brown-Forman has had a variety of interests in Mexico for many years, the acquisition of Casa Herradura is our most significant investment in the country and will enable us to continue our company's international expansion.

   "These brands will also help us advance our business within the growing Hispanic population of the U.S. and increase our participation in the exciting U.S. cocktail culture, as the tequila-based margarita is the most called-for drink in this country," stated Varga.

   Rafael Obregon, chief executive officer of Casa Herradura, said: "We are very pleased with this agreement and believe Brown-Forman is the best company to grow our brands in the global spirits market."

   Members of the selling Romo family will serve on Brown-Forman's Tequila Advisory Board to assist in the orderly transition and growth of the brands.

   The purchase is expected to be financed by cash and debt. The company projects the acquisition to be dilutive to corporate earnings by $0.08 to $0.12 per share during fiscal 2007 (including transition and other one-time expenses) and for a couple of additional fiscal years before becoming accretive to earnings.


                                     (more)

   The transaction has been approved by the board of directors of Brown-Forman and the shareholders of Casa Herradura, but is subject to customary closing conditions, including U.S. and foreign antitrust approvals. The deal is expected to close before December 31 of this year, and provides for a post-closing price adjustment based on the actual working capital at closing.

   (Accompanying this news release is supplemental information with additional useful facts about the tequila category and the Casa Herradura brands in both Mexico and the U.S.)

   Brown-Forman will discuss the acquisition in greater detail during its conference call scheduled for 9:30 a.m. (EDT) August 31, following the release of its first quarter earnings report earlier that morning.

   Lehman Brothers acted as financial advisor to Brown-Forman Corporation in this transaction. Wachtell Lipton Rosen & Katz and Creel Garcia-Cuellar y Muggenburg provided legal counsel to Brown-Forman Corporation. Merrill Lynch Pierce Fenner & Smith acted as financial advisor for Casa Herradura and Juan Jaime Petersen Farah, Eduardo Fernandez Agraz, and Michel Dyens & Co. LLC acted as advisors to the board. Jones Day and Caraza y Morayta, S.C. provided legal counsel for Casa Herradura. Guillermo Romo Romero acted on behalf of his father, Jose Guillermo Romo de la Pena.

   Brown-Forman Corporation is a diversified producer and marketer of fine quality consumer products, including Jack Daniel's, Southern Comfort, Finlandia Vodka, Canadian Mist, Fetzer and Bolla Wines, Korbel California Champagnes, and Hartmann Luggage.


                                     (more)

IMPORTANT NOTE ON FORWARD-LOOKING STATEMENTS:

This report contains statements, estimates, or projections that constitute "forward-looking statements" as defined under U.S. federal securities laws. Generally, the words "expect," "believe," "intend," "estimate," "will," "anticipate," and "project," and similar expressions identify a forward-looking statement, which speaks only as of the date the statement is made. Except as required by law, we do not intend to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise. We believe that the expectations and assumptions with respect to our forward-looking statements are reasonable. But by their nature, forward-looking statements involve known and unknown risks, uncertainties and other factors that in some cases are out of our control. These factors could cause our actual results to differ materially from Brown-Forman's historical experience or our present expectations or projections. Here is a non-exclusive list of such risks and uncertainties:

o changes in general economic conditions, particularly in the United States where we earn the majority of our profits;
o  lower consumer confidence or purchasing in the wake of catastrophic events;
o tax increases, whether at the federal or state level or in major international markets and/or tariff barriers or other restrictions affecting beverage alcohol;
o limitations and restrictions on distribution of products and alcohol marketing, including advertising and promotion, as a result of stricter governmental policies adopted either in the United States or globally;
o adverse developments in the class action lawsuits filed against Brown-Forman and other spirits, beer and wine manufacturers alleging that our industry conspired to promote the consumption of alcohol by those under the legal drinking age;
o a strengthening U.S. dollar against foreign currencies, especially the British Pound, Euro, and Australian Dollar;
o reduced bar, restaurant, hotel and travel business in wake of terrorist attacks or threats, such as occurred in September 2001 in the U.S. and in July 2005 in London;
o  lower consumer confidence or purchasing associated with rising energy prices;
o a decline in U.S. spirits consumption as might be indicated by recent published trends suggesting a slight reduction in the growth rate of distilled spirits consumption;
o longer-term, a change in consumer preferences, social trends or cultural trends that results in the reduced consumption of our premium spirits brands;
o changes in distribution arrangements in major markets that limit our ability to market or sell our products;
o increases in the price of energy or raw materials, including grapes, grain, wood, glass, and plastic;
o  excess wine inventories or a further world-wide oversupply of grapes;
o termination of our rights to distribute and market agency brands included in our portfolio;
o adverse developments as a result of state investigations of beverage alcohol industry trade practices of suppliers, distributors and retailers.

                                      ###

                       SUPPLEMENTAL INFORMATION REGARDING
                   BROWN-FORMAN ACQUISITION OF CASA HERRADURA

I. THE GROWING MARKET FOR TEQUILA

Tequila is sold primarily in two markets: the U.S. and Mexico. In 2005, the U.S. represented approximately 46% (9.1 million nine-liter cases) of the global tequila volume while tequila's home country, Mexico, accounted for 40% (7.9 million nine-liter cases) of sales. The remaining 14% was spread throughout the world.

TEQUILA IN MEXICO

Tequila is the largest spirits category with approximately a 42% market share, compared to 24% for brandy and 17% for rum.

Tequila continues to gain greater acceptance as a premium spirit in Mexico, as it becomes more popular across a broader spectrum of consumers, including women.

Tequila's 10-year compound annual growth rate, even through the agave crisis of the early 2000s, outpaced all other major spirits categories in Mexico, growing approximately 7% on a compound annual basis.


TEQUILA IN THE U.S.

Tequila is the eighth largest spirits category in the U.S. with approximately
9.1 million nine-liter cases, representing less than 6% of the total distilled spirits market.

While representing a small percentage of the total U.S. market, the category's growth has outpaced most other major spirit categories over the last one, three, and 10-year periods.

Tequila usage is likely to continue its strong growth over the long term, due to the influence that the growing Mexican population has on U.S. culture, including food and beverage.

The U.S. tequila category is experiencing both premiumization, which is creating more occasions for tequila consumption, and diversification beyond established brands, which is opening new space for tequila brands.

Sources: International Wine & Spirits Record (IWSR), Adams Handbook, Impact
         Databank

                 [US, MEXICO AND ROW GLOBAL TEQUILA VOLUME GRAPH
                            ACCORDING TO IWSR DATA]


II. CASA HERRADURA

Casa Herradura, with approximately 1,100 employees, is the second oldest and third largest (behind Cuervo and Sauza) manufacturer of tequila, based in Guadalajara, Mexico. The company was founded in 1870 by Don Felinciano Romo and is still held privately by the Romo family.

Casa Herradura's tequila brands sell approximately 1.8 million nine-liter cases, with more than 80% of total volume sold in Mexico, with the remainder primarily in the United States.

Casa Herradura owns two primary tequila brands:

Tequila Herradura (pronounced AIR A DURA), which translates to "Horseshoe" in English; and

El Jimador (pronounced EL HE MAH DOOR), which is the term used to describe one who harvests the agave plant from which tequila is made.

In the U.S., HERRADURA is positioned as a super-premium brand (approximate price of 750 ml bottle at retail is $40) and EL JIMADOR is positioned at the premium level (approximate price of 750 ml bottle at retail is $20).

In addition to the tequila brands, Casa Herradura owns New Mix, (tequila-based ready-to-drink products) and operates a sales and distribution company in Mexico. The agency brands the company imports and distributes in Mexico include Red Bull, Skyy Vodka, Skyy Blue ready-to-drink products, Don Q Rum, Disaronno Amaretto and Osborne Brandy.

CASA HERRADURA'S BRAND STRENGTH:

- El Jimador Reposado is the #1 brand in Mexico's #1 spirit category.
- Herradura is the #2 high-end tequila in Mexico, and #3 in the U.S.
- El Jimador and Herradura have 100% and 98% awareness in Mexico, respectively.
- Both brands also have high awareness among Mexican-American consumers.

GROWTH POTENTIAL / BRAND DEVELOPMENT OPPORTUNITIES:

- Tequila is the fastest growing spirits category in both the U.S. and Mexico.
- Hispanic consumers are the largest and fastest growing segment of the U.S. population.
- The "cocktail culture" is driving spirits consumption growth in the U.S.
- The margarita is the most popular cocktail in the U.S., accounting for approximately 17% of all mixed drinks sold on-premise (restaurants, taverns, bars).

Sources: Casa Herradura Company Information, IWSR



III.  MEXICAN ECONOMY "FIRING ON ALL CYLINDERS"

Mexico's economy grew more than 4 percent for a second straight quarter, giving the country its strongest first half in six years, as car and oil exports surged and lower interest rates buoyed spending, the Mexican government reported August 16.

Latin America's second-biggest economy expanded 4.7 percent in the April-to-June period, outpacing a median 4.4 percent forecast from 15 analysts surveyed by Bloomberg. The second-quarter growth follows an expansion of 5.5 percent in the first quarter.

"This is an economy that's firing on all cylinders," said Gray Newman, chief Latin America economist with Morgan Stanley in New York. "Consumption is doing well, investment is doing well, and external demand is doing well."

Wages rose an average of 4.4 percent in the first seven months this year, outpacing inflation, according to the central bank.

Source: HOUSTON CHRONICLE